Exhibit 99.1

The Bon-Ton Stores, Inc. Announces December Sales

~Bon-Ton and Carson’s Combined Comparable Store Sales Decreased 11.3% for the Month~

~Company Updates Fiscal 2007 Guidance~

YORK, Pa.--(BUSINESS WIRE)--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced total sales for the five weeks ended January 5, 2008 decreased 13.0% to $558.2 million compared to $642.0 million for the prior year period. Bon-Ton and Carson’s combined comparable store sales for the five weeks decreased 11.3%. Carson’s comparable store sales decreased 9.5% and Bon-Ton comparable store sales decreased 14.2% compared to the prior year period.

Year-to-date total sales increased 1.8% to $3,178.3 million compared to $3,121.7 million for the same period last year. For informational purposes only, year-to-date Carson’s comparable store sales decreased 1.5%. Year-to-date Bon-Ton comparable store sales decreased 6.9%.

Tony Buccina, Vice Chairman and President – Merchandising, commented, “December sales were more challenging than expected, reflecting continued weakness in traffic trends. Having said that, we were pleased with our success in ladies shoes, driven by boots and euro-casual shoes; hard home, driven by electronic gifts; and children’s, fueled by sales of Hanna Montana merchandise. Cold weather gave us big increases in ladies, men’s and children’s outerwear and cold weather accessories. Our weakest performing categories were juniors and soft home. Our biggest disappointment in December was that historical gift-giving businesses did not accelerate sales during the three weeks prior to Christmas, such as jewelry (fine, bridge and costume); cosmetics, particularly women’s and men’s fragrance; and intimate apparel. We did adjust our promotional calendar to drive traffic, but did not get the desired customer response. We are aggressively moving fall and holiday merchandise into our clearance process and reducing inventory levels for spring until we see a change in consumer spending patterns.”

Mr. Buccina continued, “The calendar shift, which as previously discussed benefited November sales, negatively impacted December sales. Bon-Ton and Carson’s combined comparable store sales for the combined months of November and December decreased 4.0%, which was below our expectations.”

Keith Plowman, Executive Vice President and Chief Financial Officer stated, “The decrease in December sales will negatively impact the previously provided earnings guidance for full-year fiscal 2007. We expect the lower December sales and margin results to reduce our fiscal 2007 EBITDA guidance by approximately $27 million and our fiscal 2007 earnings per share guidance by approximately $1.00. Therefore, our revised EBITDA guidance is a range of $245 million to $253 million and our revised earnings per share guidance is a range of $0.50 to $0.80. Our excess borrowing capacity under our credit facility at the end of December approximated $610 million, which reflects the December sales and cash receipts. Fiscal 2007 has been an extremely difficult year for the retail sector and our Company, but, with our reduced guidance as noted above, we anticipate generating positive free cash flow (defined as net income plus depreciation and amortization minus dividends and capital expenditures, net of landlord contributions) for the year. We anticipate that our excess borrowing capacity will remain above $300 million at year-end, reflecting the strength of our balance sheet as we transition into fiscal 2008. We will provide more information during our conference call on March 12, 2008 when we discuss the fourth quarter and fiscal 2007 earnings results.”

The Bon-Ton Stores, Inc. operates 280 stores, including ten furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, three stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Statements made in this press release, other than statements of historical information, but including fiscal 2007 guidance, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, a decline in consumer confidence, weather conditions that could negatively impact sales, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company’s integration of the business and operations comprising the acquired Carson’s and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Public & Investor Relations
mkerr@bonton.com